Exhibit 99.2

Genesee & Wyoming Inc. Signs Agreement to Acquire the Arizona Eastern Railway

GREENWICH, Conn. (Business Wire) — Genesee & Wyoming Inc. (GWI) (NYSE: GWR) announced today that it has signed an agreement to acquire the Arizona Eastern Railway (AZER) from Iowa Pacific Holdings, LLC of Chicago, IL for $90.1 million in cash, subject to adjustment for final working capital. The acquisition is subject to customary closing conditions and is expected to be completed by the end of the third quarter of 2011. Headquartered near Miami, Arizona, AZER is composed of two rail lines operating over 200 track miles in southeast Arizona and southwest New Mexico that are connected by 52 miles of trackage rights over the Union Pacific Railroad (NYSE: UNP). The largest customer on AZER is Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX), the world’s largest publicly traded copper producer. The acquisition of AZER is structured as a 338(h)10 election and is expected to be immediately accretive to GWI’s earnings per share.

AZER primarily provides rail service to Freeport-McMoRan’s largest North American copper mine and its North American smelter, hauling copper concentrate, copper anode, copper rod and sulfuric acid. In conjunction with the transaction, AZER and Freeport-McMoRan have entered into a long term agreement whereby AZER will provide specific service and track upgrades, and Freeport-McMoRan will provide AZER with certain guarantees. In addition, AZER serves other local customers, predominantly in the mineral, agricultural and forest product sectors.

AZER has 45 employees and 10 locomotives and will be managed as part of GWI’s newly created Mountain West Region (f/k/a Rocky Mountain Region). The Mountain West Region includes AZER, the Utah Railway and coal loading operations in the Powder River Basin of Wyoming and Montana and will be led by GWI Senior Vice President Andrew Chunko.

Jack Hellmann, President and CEO of GWI, commented, “The Arizona Eastern serves world-class copper mining and smelting facilities, and we are pleased to be investing in long term rail infrastructure that will improve rail service and support the expansion of copper production in the region. This acquisition in the United States further complements our other recent investments to serve the mining sector in Canada and Australia.”

GWI owns and operates short line and regional freight railroads and provides railcar switching services in the United States, Australia, Canada, the Netherlands and Belgium. In addition, we operate the Tarcoola to Darwin rail line, which links the Port of Darwin to the Australian interstate rail network in South Australia. Operations currently include 64 railroads organized in nine regions, with approximately 7,400 miles of owned and leased track and approximately 1,400 additional miles under track access arrangements. We provide rail service at 17 ports in North America and Europe and perform contract coal loading and railcar switching for industrial customers.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Genesee & Wyoming’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10K for the most recently ended fiscal year.

SOURCE: Genesee & Wyoming Inc.

GWI Corporate Communications

Michael Williams, 1-203-629-3722

http://www.gwrr.com